Exhibit 10.1

FORM OF SERVICE AGREEMENT

THIS AGREEMENT made on _________

BETWEEN:

(1) MetaOptics Ltd (Company Registration No.: 419911), a company incorporated in the Cayman Islands and having its registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Company”); and

(2) _________ (Passport No. _________) at _________ (“Appointee”),

(each a “Party” and together the “Parties”).

WHEREAS the Company is desirous of appointing the Appointee as its _________ upon the terms and subject to the conditions hereinafter appearing in view of the pending listing and quotation of the shares of the Company on the Catalist Board of Singapore Exchange Securities Trading Limited (“SGX-ST”) (the “Catalist”).

NOW IT IS HEREBY AGREED as follows:-

1. APPOINTMENT

1.1 The Company hereby appoints the Appointee, and the Appointee hereby accepts the appointment to work for the Company and its subsidiaries (“Group”) as its _________ or in such other office or offices as the board of directors of the Group (the “Board”) may from time to time direct.

1.2 The terms of employment in this Agreement shall commence with effect from the date of this Agreement (the “Commencement Date”) for a period of 3 years (the “Initial Term”) unless earlier determined pursuant to the provisions hereof. Upon expiry of the Initial Term, this Agreement shall be automatically renewed annually unless terminated earlier in accordance with Clause 11 of this Agreement. Any variation of the terms of this Agreement as may be agreed between the Company and the Appointee shall be subject to the approval of the Remuneration Committee and the Board and if necessary, approved by the shareholders of the Company.

2. DUTIES

2.1 The Appointee shall devote substantially the whole of his time, attention and skill to the duties of his office and shall faithfully and diligently perform such duties (which may include assuming an executive post or position on the board of directors of the Group and assuming such other executive or management positions or responsibilities in the subsidiary of the Company) and exercise such powers as may from time to time be assigned to or vested in him and shall obey all reasonable and lawful directions given to him by or under the authority of the Board and shall use his best endeavours to promote the interests of the Group as defined in the Companies Act 1967 of Singapore.

2.2 Subject to any regulations from time to time issued by the Company which may apply to him, the Appointee shall not receive or obtain directly or indirectly any discount, rebate, commission or other inducement in respect of any sale or purchase of any goods or services effected or other business transacted (whether or not by him) by or on behalf of the Group.

2.3 The Appointee confirms that he owes a fiduciary and diligence obligation to the Company and that he shall not engage in any activities in competition with the Group’s business or carry out any activities detrimental to the interests of the Group other than where mutually agreed in writing.

2.4 The Appointee shall:

(a)	ensure that he satisfies all his obligations in connection with his shareholding notifications in accordance with the Companies Act 1967 of Singapore (as amended, modified or supplemented from time to time), the Securities and Futures Act 2001 of Singapore (as amended, modified or supplemented from time to time) and the Listing Manual Section B: Rules of Catalist of the SGX-ST (“Catalist Rules”) (as amended, supplemented or modified from time to time), where applicable;

(b)	disclose his interest in all relevant matters put before the Board for its decision and abstain from making any recommendations; and

(c)	ensure that he does not deal in any securities of the Group prior to the announcements of any results of the Group or any other price sensitive information in accordance with the best practice guide adopted or to be adopted by the Company and/or the Group.

3. REMUNERATION

3.1 During the continuance of his employment hereunder, the Appointee shall be entitled to:

(a)	a base salary at the rate of _________ per month, which shall be payable on the 7th day of the following month. The Company shall be entitled to arrange for such base salary to be paid to the Appointee by another company within the Group. The Company reserves the right to deduct from the Appointee’s salary, any amount in respect of employee’s contributions to the Central Provident Fund (“CPF”), or any other amount whatsoever, as the Company may be entitled to deduct or as may be required by law;

(b)	an annual wage supplement of one (1) month’s basic salary per annum; and

(c)	a variable performance bonus (“Performance Bonus”) in respect of each financial year commencing from financial year _________ shall be determined by the Remuneration Committee.

3.2 Any Performance Bonus payable to the Appointee in relation to any one (1) financial year shall be payable after the consolidated financial statements of the Group for that financial year have been laid before the Company at its annual general meeting and announced on the SGXNET. The Appointee shall be responsible for the payment of all income tax in relation to all payments and all taxable benefits received or to be received by him or her from any relevant company in the Group (“Group Company”) hereunder. The Company and the Appointee shall make all CPF contributions and other payments required by law to be made by the Company and/or the Appointee in Singapore.

3.3 In the event that this Agreement terminates before the end of the financial year for the reasons following Clause 11 of this Agreement, the Appointee shall be entitled to a Performance Bonus on a pro-rata basis based on the period of his or her Employment in that financial year calculated based on the consolidated financial statements of the Group for the quarter year ending immediately prior to the last day of the Appointee’s services under this Agreement. For the avoidance of doubt, the Appointee shall not be entitled to any Performance Bonus in any one (1) financial year in the event of termination pursuant to Clause 11 of this Agreement.

3.4 The rate of the Appointee’s remuneration specified in Clause 3.1 above shall be subject to annual review by the Remuneration Committee after the accounts of the Group for the immediate preceding financial year have been audited, in light of the Appointee’s performance and prevailing economic conditions. The Appointee shall abstain from voting in respect of any resolution or decision to be made by the Board in relation to the terms and renewal of this Agreement.

3.5 For the purposes of this Clause 3 and this Agreement, “Remuneration Committee” shall mean such remuneration committee of the Company for the time being comprising directors of the Company.

4. BENEFITS

4.1 The Company shall at its own expense reimburse, or arrange for another company in the Group to reimburse, the Appointee all reasonable travelling, hotel, entertainment and such other out-of-pocket expenses incurred by him in the discharge of his duties hereunder based on the Company’s policies from time to time.

4.2 The Company shall at its own expense reimburse, or arrange for another company in the Group to reimburse, the Appointee all reasonable medical expenses in accordance with its personnel policy.

4.3 The Appointee shall be entitled to all other remuneration and benefits generally available to the employees of the Company, or as the Board shall from time to time determine.

4.4 Subject to the approvals of the shareholders of the Company, the SGX-ST and any other regulatory authorities, where necessary, and subject to the eligibility criteria set out in the relevant employee share or share option scheme or plan, the Appointee shall be eligible to participate in the performance share plan or other employee share scheme implemented by the Company (if any) on such terms as may be determined by the Remuneration Committee at its sole and absolute discretion.

5. CONFIDENTIALITY

5.1 The Appointee shall not either during his appointment or at any time after its termination:-

5.1.1	disclose, divulge or communicate to any person or persons (except to those authorised by the Company to know or as otherwise required by law);

5.1.2	use for his own purposes or for any purposes other than those of the Company and/or the Group, or in any manner which may cause detriment, loss or injury to the Company and/or the Group; or

5.1.3	through any failure to exercise all due care and diligence cause any unauthorised disclosure of,

any confidential information of the Group (including in particular lists or details of customers and suppliers of the Group) relating but not limited to the working of any process, technology, invention or methods carried on or used by the Group or in respect of which the Group is bound by an obligation of confidence to a third party or any financial or trading information or trade secrets relating to the Group. These restrictions shall cease to apply to information or knowledge which may (otherwise than through the default of the Appointee) become available to the public generally.

5.2 All notes, memoranda, records and writings made by the Appointee relating to any matter within the scope of business of the Group or concerning any confidential information of the Group shall be and remain the property of the Group to whose business they relate and shall be delivered by him to the company to which they belong forthwith upon request or provide evidence of its destruction to the satisfaction of the Company or such other Group Company.

5.3 The Appointee shall during his appointment use the business email address that the Company has or will create for all correspondences, and the Appointee shall adhere to usage of this email address for all correspondences. At all times, the Appointee shall refrain from using your personal email address for correspondences.

6. NON-SOLICITATION AND RESTRICTIVE COVENANTS

6.1 The Appointee agrees and undertakes with the Company that he shall not, and procure that his Associates (as defined under the Catalist Rules) shall not, during his employment with the Company and for a period of twelve (12) months after cessation of his employment with the Company, within Singapore or any country in which the Group has operations or carries on business (the “Territories”):-

6.1.1	either on his own account or for any other person or in conjunction with or on behalf of any other person, firm, or company, be directly or indirectly engaged or concerned or interested whether as shareholder, director, employee, partner, agent or otherwise in any other business competing with or in opposition to the business for the time being of the Group or as regards any goods or services is a supplier or customer of the Group within the Territories, provided always that this shall not prohibit his holding or him being interested in shares or debentures of not more than 5% of the total issued share capital of any other company listed on any stock exchange;

6.1.2	either on his own account or in conjunction with or on behalf of any other person, firm or company, solicit or entice away or attempt to solicit or entice away from the Group any person, firm, company or organisation who shall at any time prior to the date hereof or during the duration of his employment with the Company, has been a customer, client, business or technology partner, agent or correspondent of the Group or in the habit of dealing with the Group;

6.1.3	either on his own account or in conjunction with or on behalf of any other person, firm or company, solicit or entice away or attempt to solicit or entice away from the Group any person who is an officer, manager or employee of the Group whether or not such person would commit a breach of his contract of employment by reason of leaving such employment; and

6.1.4	at any time hereafter make use of or disclose or divulge to any third party any information relating to the Group other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction.

6.2 The Appointee further agrees that he shall not during his employment hereunder and upon his ceasing to be the _________ of the Group without limit in point of time, directly or indirectly, except with the Group Company’s prior written consent:

6.2.1	use the name “MetaOptics” or any colourable imitation thereof in connection with any business;

6.2.2	use any trade mark of any company in the Group in connection with any business; and

6.2.3	use a name or trade mark in such a way as to be capable of being or likely to be confused with the name or trade mark of any company in the Group and shall use all reasonable endeavour to procure that no such name or trade mark shall be used by any person, firm or company with which he is connected.

6.3 Each and every obligation under this Clause 6 shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part, such part or parts as are unenforceable shall be deleted from this Clause 6 and any such deletion shall not affect the enforceability of all such parts of this Clause 6 as remain not so deleted.

6.4 While the restrictions contained in this Clause 6 are considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for reasons unforeseen and accordingly, it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Group but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or areas dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

6.5 This Clause shall survive the termination of this Agreement.

7. LEAVE

7.1 The Appointee shall be entitled without loss of remuneration to fourteen (14) days’ leave a year to be taken at such time or times as may be approved by the Board and subject to the annual leave policies as may be set out in the Company’s human resource policies and procedures (as amended from time to time). Your annual leave shall be neither accumulated from one calendar year to the next nor carried over to the next calendar year. Any annual leave unused at the end of that calendar year shall lapse and be treated as forfeited and shall not be encashed.

7.2 The Appointee shall be entitled to paid sick leave not exceeding in the aggregate:

(a)	fourteen (14) days in each year if no hospitalisation is necessary; or

(b)	sixty (60) days in each year if hospitalisation is necessary.

Thereafter the Appointee shall continue to be paid salary only at the discretion of the Board.

8. INTELLECTUAL PROPERTY RIGHTS

All intellectual property rights (whether registered or not) over any information, sign, mark, process, know-how, formula, document or item belonging to the Group which the Appointee may come into contact or which may be disclosed to the Appointee in the course of his employment with the Company, shall continue to belong only to the Group. Any intellectual property rights (whether registered or not) developed or created by the Appointee in the course of his employment with the Company, whether on his own or with some other person(s), shall belong only to the Group and the Appointee hereby irrevocably and unconditionally waive any rights or claims which he may have over the same.

9. INSURANCE

The Appointee shall during the term of his employment with the Company participate and be covered by such other insurance policies obtained by the Company for its employees on a group basis.

10. INCAPACITY

10.1 The Company may without prejudice to any right of action in respect of any breach of this Agreement, deduct a proportionate amount from the Appointee’s remuneration for every day of absence from his engagement without prior permission of the Company save and except otherwise provided for under Clause 7.1 and Clause 7.2.

10.2 If the Appointee shall at any time be incapacitated or prevented by illness, injury, accident or any other circumstance beyond his control (incapacity) from discharging in full his duties under this Agreement, the Company may by notice in writing to the Appointee given at any time so long as the incapacity shall continue:

(a)	discontinue payment in whole or part of the remuneration on and from such date as may be specified in the notice until the incapacity shall cease; or

(b)	(whether or not payment shall already have been discontinued as aforesaid) determine this Agreement forthwith or on such date as may be specified in this notice.

10.3 Provided that if the incapacity shall be or appear to be occasioned by actionable negligence of a third party in respect of which damages are or may be recoverable the Appointee shall forthwith notify the Company of that fact and of any claim, compromise, settlement or judgment made or awarded in connection therewith and shall give to the Company all such particulars of such matters as the Company may reasonably require and shall if so required by the Company refund to the Company such sum (not exceeding the amount of damages recovered by him under such claim, compromise, settlement or judgment borne by the Company and not exceeding the aggregate of the remuneration paid to him in respect of the period of the incapacity) as the Company may determine.

10.4 Except as expressly provided by this Clause, the Appointee shall not be entitled to any remuneration, in respect of any period during which he shall fail or be unable from any cause to perform all or any of his duties under this Agreement without prejudice to any right of action accruing or accrued to either party in respect of any breach of this Agreement.

11. TERMINATION

11.1 This Agreement shall be subject to termination by the Company (without prejudice to and in addition to any other remedy):-

11.1.1	by not less than three (3) months’ written notice given at any time while the Appointee is incapacitated by reason of ill-health or accident from performing his duties hereunder and where the Appointee shall have been so incapacitated for a total period of ninety (90) working days or more (whether or not consecutive) in the preceding three (3) months or by giving the Appointee an amount equal to three (3) months’ salary in lieu of notice;

11.1.2	at any time without notice or payment in lieu of notice under the following circumstances:

(a)	if the Appointee is guilty of any gross negligence, gross default or grave misconduct in connection with or affecting the business of the Group;

(b)	if the Appointee shall be guilty of conduct likely to bring himself or any member of the Group into disrepute or discredit;

(c)	the Appointee neglects or refuses, without reasonable cause, to attend to the business of our Group;

(d)	the Appointee misappropriates assets of our Group;

(e)	in the event of any serious or repeated breach or non-observance by the Appointee of his duties or any of the stipulations contained in this Agreement;

(f)	if the Appointee becomes bankrupt or has bankruptcy proceedings commenced against him whether in Singapore or elsewhere (and such proceedings are not withdrawn within ninety (90) days from the date of commencement) or makes any composition or enters into any deed of arrangement with his creditors;

(g)	the Appointee shall cease to hold the office of director pursuant to the constitution of our Group, or is disqualified from holding the office of, or acting as, a director of any company, pursuant to any applicable laws or rules of any stock exchange, for whatever reason;

(h)	if the Appointee shall become of unsound mind or is otherwise medically certified to be unfit to perform the duties of his position;

(i)	if the Appointee is a Sanctioned Subject;

(j)	the Appointee commits any breach of any code of conduct, rule or regulation under applicable laws as set forth by all relevant regulatory agencies, exchanges and self-regulatory bodies relevant to the Appointee and/or our Group’s business;

(k)	if the Appointee commits any act of fraud, criminal breach of trust or dishonesty;

(l)	if the Appointee is convicted of any criminal offence (save an offence under road traffic legislation for which he is not sentenced to any term of immediate or suspended imprisonment) and sentenced to any term of immediate or suspended imprisonment; or

11.1.3	by not less than three (3) months prior written notice of such termination or by giving the Appointee an amount equal to three (3) months’ salary based on the Appointee’s last drawn monthly salary in lieu of notice. The parties may by mutual agreement waive or vary the notice requirement.

11.2 This Agreement may be terminated by the Appointee by giving to the Company not less than six (6) months prior written notice of such termination. The parties may by mutual agreement waive or vary the notice requirement, subject to approval from the Company’s Nominating Committee.

11.3 Upon termination of this Agreement for whatever reason:

11.3.1	the Appointee shall immediately resign from all positions and offices held in the Group;

11.3.2	the Appointee shall deliver to the Company in proper order and condition all books, documents, papers, materials and any other property or assets relating to the business or affairs of the Group which may then be in the Appointee’s possession or under his control; and

11.3.3	the Appointee shall not at any time thereafter represent himself as being in any way connected with the business of the Group.

11.4 For the purpose of this Clause, “Sanctioned Subject” refers to any individual or entity or government which is (a) listed or designated on any sanction list(s); and/or (b) owned or controlled by an individual or entity or government listed in (a).

12. PERSONAL DATA PROTECTION

12.1 The Appointee consents to his personal data being collected, used and/or disclosed by the Appointee for the following purposes:

12.1.1	performing obligations under and/or in connection with his contract of employment (or potential contract of employment) with the Company (including payment of remuneration and tax);

12.1.2	all human resources related matters conducted by the Company, including administering payroll, performance management, assessing training needs, developing and/or implementing human resource policies or strategies, investigating or auditing on acts or defaults (or suspected acts/defaults), management forecasting, planning and negotiations concerning the legitimate business interests of the Company;

12.1.3	managing and terminating the employment relationship between the Appointee and the Company; and

12.1.4	transmission to any of the Company’s affiliated or related companies and/or third party service providers of the Company or its affiliated or related companies for the above purposes.

12.2 The Company will handle the Appointee’s personal data in accordance with any and all applicable laws and regulations.

13. MISCELLANEOUS

13.1 Notices by either party must be given by registered letter or by electronic mail addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Appointee) his last known address or sent to their respective electronic mail address set out below and any such notice given by letter or electronic email shall be deemed to have been given at the time at which the letter or electronic mail would be delivered in the ordinary course of post or transmission as the case may be.

13.1.1	The addresses and electronic mail address of the parties for the purpose of Clause 13.1 are as follows:

Company

Address: 81 Ayer Rajah Crescent, #01-45, Singapore 139967

Email address:

For the attention of: Chairman of the Nominating Committee

Appointee

Address:

Email address:

13.2 The expiration or determination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof which in accordance with their terms are expressed to operate or have effect after the expiration or determination of this Agreement.

13.3 This Agreement is in substitution for all previous contracts of service between the Company or any of its subsidiaries and the Appointee (if any) which shall be deemed to have been terminated by mutual consent as from the date on which this Agreement commences.

13.4 This Agreement constitutes the entire agreement between the parties with respect to the subject matters hereof and there are no representations, understandings or agreements relative hereto which are not fully expressed herein.

13.5 In the event that any term condition or provision of this Agreement is held to be in violation of any applicable law statute or regulation the same shall be deemed to be deleted from this Agreement and shall be of no force and effect and this Agreement shall remain in full force and effect as if such term condition or provision had not originally been contained in this Agreement.

14. CONTINUING EFFECT

The expiration or termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any other accrued rights or remedies of the parties.

15. JURISDICTION

This Agreement shall be governed by and be construed in accordance with the laws of Singapore and the parties hereto submit to the non-exclusive jurisdiction of the courts of Singapore.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year first written above.

SIGNED BY

MetaOptics Ltd

Signature:
Name:
Title:

Appointee

Signature:
Name: